Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navistar International Corporation

We consent to the use of our report dated December 19, 2017, with respect to the consolidated balance sheets of Navistar International Corporation and subsidiaries as of October 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years in the three-year period ended October 31, 2017, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

March 8, 2018